                                                                 EXHIBIT 12(b)

  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          ($ in millions) (unaudited)

                                                     Nine Months Ended    Year Ended
                                                       September 30      December 31
                                                      1994       1993        1993
                                                      ----       ----        ----
Income (loss) before income taxes
  and minority interest                              $ 307      $ 332       $(236)
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                              (2)        (6)         (7)
Add: Fixed charges excluding capitalized interest      260        241         325
                                                     -----      -----       -----
Earnings as adjusted                                 $ 569      $ 579       $  96
                                                     =====      =====       =====

Combined fixed charges and preferred dividends:
  Interest expense                                   $ 135      $ 157       $ 217
  Rental expense                                        26         27          36
  Capitalized interest                                   -          2           3
  Pre-tax earnings required to cover
    preferred dividend requirements (a)                 99         57          72
                                                     -----      -----       -----
Total combined fixed charges and preferred dividends $ 260      $ 243       $ 328
                                                     =====      =====       =====
Ratio of earnings to combined fixed charges
  and preferred dividends                             2.19x      2.38x        (c)
                                                     =====      =====       =====

(a)  Dividend requirement divided by 100% minus effective income tax rate.

(c) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the year ended December 31, 1993.


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